EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 1, 2013, with respect to the statements of condition including the related portfolios of EAFE Select 20 Portfolio 2013-3, Select 5 Industrial Portfolio 2013-3, The Dow Jones Select Dividend Index Strategy Portfolio 2013-3, Select S&P Core Portfolio 2013-3, Select S&P Industrial Portfolio 2013-3, Global 45 Dividend Strategy Portfolio 2013-3 and Select 10 Industrial Portfolio 2013-4 (included in Invesco Unit Trusts, Series
1338) as of July 1, 2013, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-188328) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
July 1, 2013